UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM 8-K
 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2021
____________________________
 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)
 ____________________________

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street	Holmdel	,	NJ	,	07733
(Address of Principal Executive Offices)					(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600
(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	VG	Nasdaq Global Select Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 28, 2021, Vonage Holdings Corp. ("Vonage" or the "Company") announced the appointment of Stephen A. Lasher as the Company's Chief Financial Officer, effective January 29, 2021. Mr. Lasher succeeds Mr. Timothy Shaughnessy, Interim Chief Financial Officer. Mr. Shaughnessy is expected to remain with the Company in his current position through February 28, 2021 for transition purposes.
Mr. Lasher, age 51, joins Vonage from International Business Machines Corporation, a technology and consulting company ("IBM"), where he served as Vice President, Finance (IBM Global Markets and Integrated Accounts) since April 2020. In this role, he was responsible for IBM's financial operations, strategies, management, and controls for IBM's multi-billion dollar sales function to drive client adoption of hybrid cloud and artificial intelligence for enterprises in all industries and regions.
Mr. Lasher previously held multiple other executive positions at IBM including Vice President, Finance (IBM Global Business Services) from January 2018 to April 2020; Vice President, Finance (IBM Cloud) from January 2015 to December 2017; Vice President, Finance (IBM Software Group) from August 2014 to January 2015; and Vice President, Finance (Software & Cloud Solutions Group) from November 2013 to August 2014.
There are no arrangements or understandings between Mr. Lasher and any other person pursuant to which he was selected as an executive officer of the Company. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment, Mr. Lasher entered into an employment agreement with the Company and will be entitled to an initial annual base salary of $650,000, a one-time sign-on cash bonus of $1.5 million, and he will be eligible to earn an annual performance bonus equal to 100% of his base salary in accordance with the Company's annual bonus program for senior executives. Following his appointment, Mr. Lasher will receive the following equity grants under the Company’s Amended and Restated 2015 Incentive Plan:
•A one-time, sign-on award of $3 million of time-vesting restricted stock units, which will vest in three equal installments on the first six months, first year, and second year anniversaries of the date of award, subject to Mr. Lasher’s continued employment on such dates (the "Sign-on RSUs")
•In respect of the Company’s annual grant cycle, an award of $2.5 million, consisting of (i) $1 million of time-vesting restricted stock units, which will vest in three equal installments on the first, second, and third year anniversaries of the date of award, subject to Mr. Lasher's continued employment on such dates (the ("Annual RSUs"), and (ii) $1.5 million of performance-based restricted stock units (“PRSUs”), which will be subject to the same performance criteria as the PRSUs granted to the senior executives of the Company in the 2021-2023 performance cycle.
The Company will provide or reimburse Mr. Lasher for reasonable corporate housing located near the Company’s headquarters for up to twelve (12) months in an amount not to exceed $5,000 per month, and other relocation benefits in accordance with Company policy.
If Mr. Lasher's employment is terminated by the Company without "Cause" or by Mr. Lasher for "Good Reason," Mr. Lasher will receive (i) a severance payment equal to twelve (12) months of Mr. Lasher's annual base salary, (ii) a bonus payment equal to 100% of his annual performance bonus regardless of the performance metrics achieved, (iii) twelve (12) months continued vesting of his Sign-on RSUs and Annual RSUs from the date of termination, (iv) twelve (12) months continued vesting of his PRSUs eligible to vest, based on the actual level of performance achieved through the end of the full performance period, and (v) a payment equal to twelve (12) months of COBRA coverage.
If Mr. Lasher's employment is terminated due to death or disability, he (or his estate) is entitled to 50% of all Sign-on RSUs and Annual RSUs, and at least 50% of unvested PRSUs, or a pro-rated fraction thereof if his service exceeds 50% of the performance period.
Mr. Lasher will be subject to customary confidentiality and conflicts of interests restrictions. Additionally, Mr. Lasher has executed and is subject to the terms of the Company's Employment Covenants Agreement.
The above summary of Mr. Lasher’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Mr. Lasher’s employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference in this Current Report on Form 8-K. The Company also issued a press release announcing Mr. Lasher’s appointment as Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

See accompanying Exhibit Index for a list of the exhibits filed or furnished with this Current Report on Form 8-K.

EXHIBIT INDEX

10.1	Employment Agreement, dated as of January 14, 2021, by and between the Company and Stephen Lasher

99.1	Press Release of Vonage Holdings Corp. dated January 28, 2021

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date:	January 28, 2021	By:	/s/ Randy K. Rutherford
Randy K. Rutherford Chief Legal Officer

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